Exhibit 99.1

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Lani Hayward                                                                                                                                                                      Eve Callahan

Umpqua Holdings Corporation                                                                                                                                            LANE PR

503-727-4132                                                                                                                                                                      503-546-7867

lanihayward@umpquabank.com                                                                                                                                          eve@lanepr.com

UMPQUA HOLDINGS REPAYS TARP FUNDS

 Company Positioned For Continued Growth, Expansion

PORTLAND, Ore., Feb. 17, 2010 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank, has redeemed all 214,181 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, (the "Preferred Stock") originally issued to the U.S. Department of the Treasury under the Troubled Asset Relief Program (TARP) Capital Purchase Program (CPP). On Feb. 17, 2010 Umpqua Holdings Corporation (the Company) paid a total of $214.2 million to the Treasury, consisting of $214,181,000 in principal and $59,500 in accrued and unpaid dividends. The Company's redemption of the shares is not subject to additional conditions or stipulations from the Treasury.

“Umpqua was asked to participate in the Capital Purchase Program because of our position as one of the strongest financial institutions in the country. It was an opportunity to support the communities we serve with robust lending that helped stimulate our local economies at a crucial time,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “We have done just that, originating more than $1.7 billion in loans and assuming the operations of two failed banks since January 2009. Now, as the economy improves, we are pleased to have reached an agreement with bank regulators on this redemption, confirming the capital and liquidity strength of Umpqua Bank.”

Since November 2008, when the CPP investment was made into Umpqua Holdings Corporation, the U.S. Treasury has earned dividends of $13.5 million from Umpqua Holdings, in addition to a full return of the original $214.2 million investment.

The preferred stock that the Company will redeem for $214.2 million currently has a carrying value of $204.5 million (net of a $9.7 million unaccreted discount) on the Company's statement of financial condition. The Company will accelerate the accretion of the remaining discount in the first quarter of 2010, reducing net income available to common shareholders by $9.7 million.

In connection with the November 2008 issuance of the preferred stock, the Company issued to the Treasury a warrant to purchase 2,221,795 shares of common stock, no par value per share, at an exercise price of $14.46 per share. The Company has been notified by the Treasury that as a result of the Company's completion of its August 2009 Qualified Equity Offering, the amount of the warrant was reduced by 50 percent to 1,110,898 shares. This warrant is still held by the Treasury and remains outstanding at this time. The Company intends to negotiate for the repurchase of the warrant, however, the repurchase price is subject to these negotiations and there can be no assurance that they will be repurchased now, or in the future.

Umpqua Bank Becomes First In Oregon To Repay TARP

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ:UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 162 locations between San Francisco, Calif. and Seattle, Wash., along the Oregon and Northern California Coast and in Central Oregon. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua's Private Bank Division serves high net worth individuals and non-profits providing customized financial solutions and offerings. Umpqua Holdings Corporation is headquartered in Portland, Ore.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in Umpqua Holdings Corporation’s filings with the SEC. You should not place undue reliance on forward-looking statements and Umpqua Holdings Corporation undertakes no obligation to update any such statements. In this press release, Umpqua Holdings Corporation makes forward-looking statements about capital and liquidity strength of Umpqua Bank and planned negotiation and repurchase of the warrant issued to the U.S. Treasury. Specific risks that could cause results to differ from the forward-looking statements are set forth in Umpqua Holdings Corporation’s filings with the SEC and also include, without limitation, our ability to negotiate the warrant repurchase.